UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G/A
                                 (Rule 13d-102)


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                       VALLEY NATIONAL GASES, INCORPORATED
                                (Name of Issuer)

                     COMMON STOCK, $.001 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    919792101
                                 (CUSIP Number)

                                SEPTEMBER 5, 2001
             (Date of Event Which Requires Filing of This Statement)





 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
  [_] Rule  13d-1(b)
  [X] Rule  13d-1(c)
  [_] Rule  13d-1(d)

                                  SCHEDULE 13G

     CUSIP NO. 919792101                                       PAGE 2 OF 7 PAGES
                                                                    -    -

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                  NAME  OF  REPORTING  PERSON
                  Bislett  Partners  L.P.
1.                I.R.S.  IDENTIFICATION  NO.  OF  ABOVE PERSONS (ENTITIES ONLY)
                  94-3113731
--------------------------------------------------------------------------------

2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (A) [_]
                                                                     (B) [X]
--------------------------------------------------------------------------------
3.                SEC  USE  ONLY

--------------------------------------------------------------------------------
                  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
4.                California

--------------------------------------------------------------------------------
                  SOLE  VOTING  POWER
              5.  0
  NUMBER OF   ------------------------------------------------------------------
   SHARES         SHARED  VOTING  POWER
BENEFICIALLY  6.  468,900
  OWNED BY    ------------------------------------------------------------------
    EACH          SOLE  DISPOSITIVE  POWER
  REPORTING   7.  0
PERSON WITH       SHARED  DISPOSITIVE  POWER
              8.  468,900
--------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
9.                468,900
--------------------------------------------------------------------------------

                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10.               SHARES* [_]
--------------------------------------------------------------------------------
                  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
11.               5.0%

--------------------------------------------------------------------------------
                  TYPE  OF  REPORTING  PERSON*
12.
                  PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

     CUSIP NO. 919792101                                       PAGE 3 OF 7 PAGES
                                                                    -    -

--------------------------------------------------------------------------------
                  NAME  OF  REPORTING  PERSON
                  James D. Harris
1.                I.R.S.  IDENTIFICATION  NO.  OF  ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------

2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (A) [_]
                                                                     (B) [X]
--------------------------------------------------------------------------------
                  SEC  USE  ONLY
3.
--------------------------------------------------------------------------------
                  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
4.
                  United States
--------------------------------------------------------------------------------
                  SOLE  VOTING  POWER
              5.  7,500
  NUMBER OF   ------------------------------------------------------------------
   SHARES         SHARED  VOTING  POWER
BENEFICIALLY  6.  468,900
  OWNED BY    ------------------------------------------------------------------
    EACH          SOLE  DISPOSITIVE  POWER
  REPORTING   7.  7,500
PERSON WITH       SHARED  DISPOSITIVE  POWER
              8.  468,900
--------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
9.                476,400
--------------------------------------------------------------------------------
                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10.               SHARES* [_]
--------------------------------------------------------------------------------
                  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
11.               5.1%
--------------------------------------------------------------------------------
                  TYPE  OF  REPORTING  PERSON*
12.
                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------

ITEM  1(a).  NAME  OF  ISSUER.

             Valley  National  Gases  Incorporated

ITEM  1(b).  ADDRESS  OF  ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICES:

             67  43rd  Street
             Wheeling,  West  Virginia  26003

ITEM  2(a).  NAME  OF  PERSONS  FILING:

             This  statement  is  filed  by:
             (i)     Bislett  Partners  L.P.
             (ii)    James  D.  Harris

ITEM  2(b).  ADDRESS  OF  PRINCIPAL  BUSINESS  OFFICE OR, IF NONE, RESIDENCE:

             868  South  California  Avenue
             Palo  Alto,  CA  94306

ITEM  2(c).  CITIZENSHIP:

             (i)  Bislett Partners L.P. is a California limited partnership.
             (ii) James  D.  Harris  is  a  citizen of the United States.

ITEM  2(d).  TITLE  OF  CLASS  OF  SECURITIES:

             Common  Stock,  $.001  par  value  per  share

ITEM  2(e).  CUSIP  NUMBER:

             919792101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

             Not  applicable.


                                Page 4 of 7 Pages

ITEM  4.     OWNERSHIP:

             (i)  Bislett  Partners  L.P.:

             (a)  Amount  beneficially  owned:  468,900  shares
             (b)  Percent  of  class:  5.0%
             (c)  Number  of  shares  as  to  which  such  person  has:
                  (i)   Sole power to vote or to direct the vote: 0  shares
                  (ii)  Shared power to vote or to direct the vote:
                        468,900  shares
                  (iii) Sole power to dispose or to direct the disposition of:
                        0 shares
                  (iv)  Shared power to dispose or to direct the disposition of:
                        468,900 shares

             (ii) James  D.  Harris:

             (a)  Amount  beneficially  owned:  476,400  shares
             (b)  Percent  of  class:  5.1%
             (c)  Number  of  shares  as  to  which  such  person  has:
                  (i)   Sole  power  to  vote  or  to  direct  the  vote:
                        7,500  shares
                  (ii)  Shared  power  to  vote  or  to  direct  the  vote:
                        468,900  shares
                  (iii) Sole power to dispose or to direct the disposition of:
                        7,500 shares
                  (iv)  Shared power to dispose or to direct the disposition of:
                        468,900 shares

ITEM  5.     OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS.

             Not  applicable

ITEM  6.     OWNERSHIP  OF  MORE  THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not  applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not  applicable.

ITEM  8.     IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS  OF  THE  GROUP.

             Not  applicable.

ITEM  9.     NOTICE  OF  DISSOLUTION  OF  GROUP.

             Not  applicable.


                                Page 5 of 7 Pages

ITEM  10.    CERTIFICATION.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                Page 6 of 7 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  October 16, 2001



                                     BISLETT  PARTNERS  L.P


                                     By:  /s/  James  D.  Harris
                                        ----------------------------------------
                                        Name:  James  D.  Harris
                                        Title:  General  Partner




                                     By:  /s/  James  D.  Harris
                                        ----------------------------------------
                                        James  D.  Harris



                                Page 7 of 7 Pages